                                                                   EXHIBIT 10.26





                       LICENSE AND DEVELOPMENT AGREEMENT



                                 BY AND BETWEEN




                             ELAN CORPORATION, PLC
                                An Irish Company




                                      AND



                             MEDI-JECT CORPORATION
                            A Minnesota Corporation







           This Agreement is made as of the 10th day of November 1998

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                               TABLE OF CONTENTS
                               -----------------


1.  ARTICLE I:    DEFINITIONS.......................................... 1
2.  ARTICLE II:   THE LICENSE.......................................... 7
3.  ARTICLE III:  DEVELOPMENT OF THE PRODUCT...........................14
4.  ARTICLE IV:   FINANCIAL PROVISIONS.................................14
5.  ARTICLE V:    REGISTRATION OF THE PRODUCT..........................17
6.  ARTICLE VI:   WARRANTY AND INDEMNITY...............................18
7.  ARTICLE VII:  PATENTS..............................................21
8.  ARTICLE VIII: MISCELLANEOUS CLAUSES................................24

LICENSE AND DEVELOPMENT AGREEMENT, DATED AS OF NOVEMBER 10, 1998, BY AND BETWEEN ELAN CORPORATION, PLC, AN IRELAND CORPORATION ("ELAN") AND MEDI-JECT CORPORATION, A MINNESOTA CORPORATION ("MEDI-JECT").

                                    RECITALS

     A. Elan owns various patents and patent applications, including the Elan Patent Rights (capitalized terms used herein are defined below), which have been granted or are pending under the International Convention in relation to the development and production of drug delivery devices and processes.

     B. Elan is knowledgeable in the development of drug delivery devices and has developed a unique range of systems for the delivery of medicaments.

     C. Medi-Ject desires to enter into a licensing agreement with Elan pursuant to which Medi-Ject shall have the right to manufacture Devices, market the Products in the Territory and sublicense the Elan Intellectual Property, to the extent and subject to the terms and conditions set forth herein.

     D. Elan is prepared to license the Elan Intellectual Property for the Field in the Territory to Medi-Ject in accordance with the terms and conditions contained herein.

     E. As of the date of this Agreement, Elan and Medi-Ject are entering into several agreements with respect to the transactions contemplated hereunder.

     NOW THEREFORE, the Parties agree as follows:


1.   ARTICLE I: DEFINITIONS AND INTERPRETATIONS

          1.1. Definitions. In the present Agreement and any further agreements based thereon between the Parties hereto, the following definitions shall apply:

          "Affiliate" shall mean any corporation or entity controlling, controlled by or under the common control of Elan or Medi-Ject, as the case may be. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least fifty (50%) percent of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

          "Auto-Injector Technology" shall mean any technology incorporated or used in a device (i) constituting a disposable, single use, needle injection system wherein the active ingredient is housed in a vial which is situated in a manner substantially perpendicular to the body surface, (ii) utilising gas generation achieved via a

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          chemical reaction for delivery of the active ingredient and (iii)
          having infusion time for delivery of an active ingredient which is less than or equal to 10 seconds. For the avoidance of doubt, Auto-Injector Technology shall not include any other technology that does not meet the foregoing definition, whether or not similar or containing elements of the Elan Intellectual Property, including, without limitation, the Medipad(TM) Technology or any other Excluded Technology.

          "cGCP", "cGLP" and "cGMP" shall mean current Good Clinical Practices, current Good Laboratory Practices and current Good Manufacturing Practices respectively.

          "Confidential Information" shall have the meaning set forth in Article
          8.1 below.

          "Definitive Documents" shall mean this Agreement; a warrant for the purchase of shares of common stock of Medi-Ject issued by Medi-Ject to Elan International Services, Ltd. and a securities purchase agreement, between Medi-Ject and Elan International Services, Ltd., for the purchase of shares of Medi-Ject's Series A Convertible Preferred Stock, all of which are dated as of the date hereof and any other documents or agreements executed in connection with the transactions contemplated hereunder and thereunder.

          "Device" shall mean any device or any parts or components thereof, the manufacture, use, importation or sale of which is covered by or embodies the Auto-Injector Technology, the Elan Intellectual Property, the Joint Intellectual Property and the Medi-Ject Intellectual Property.

          "Effective Date" shall mean November 10, 1998.

          "Elan" shall mean Elan Corporation, plc.

          "Elan Compounds" shall mean, at any time during the Term of this Agreement or, in the event of the acquisition of Elan by another pharmaceutical company, immediately prior to the time of such acquisition, chemical entities (i) for which Elan is the patent holder or which are in-licensed by Elan or (ii) which are not patented and which Elan is developing to sell itself In Market.

          "Elan Improvements" shall mean any and all improvements to the Auto-Injector Technology conceived, created, developed, and/or otherwise invented by or on behalf of Elan which can be used in the Field.

          "Elan Intellectual Property" shall mean the Elan Patent Rights, Elan Improvements and/or the Elan Know-How.

          "Elan Know-How" shall mean all knowledge, information, trade secrets, data and expertise relating to the Elan Patents for use in the Field and that is owned or

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          licensed by Elan (other than the Excluded Technology) as of the
          Effective Date, including, but not limited to, clinical data and test results, whether or not covered by any patent, copyright, design, trademark, trade secret or other industrial or intellectual property rights, but, except as otherwise provided herein, all subject to any contractual obligations to unaffiliated third parties that Elan has as of the Effective Date.

          "Elan Patent Rights" shall mean the patents and patent applications related to the Auto-Injector Technology for use in the Field that are owned or licensed by or on behalf of Elan (but excluding the Medipad(TM) Technology or other Excluded Technology), set forth on Appendices A-1 and A-2 attached hereto; subject, however, except as otherwise provided herein, to any contractual obligations to unaffiliated third parties that Elan has as of the Effective Date. Elan Patent Rights shall also include all extensions, continuations, continuations-in-part, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder and any Elan Improvements.

          "Excluded Technology" shall mean all knowledge, information, trade secrets, data, discoveries, inventions, improvements, ideas, techniques, processes, formulations, systems, designs and/or expertise, and any and all other intellectual property (including patents and patent applications that are issued or that may be issued), relating to any technology, other than the Auto-Injector Technology in the Field. For the avoidance of doubt, Excluded Technology shall include such intellectual property relating to (i) the Auto-Injector Technology for utilization outside of the Field and
          (ii) the Medipad(TM) Technology.

          "FDA" shall mean the United States Food and Drug Administration or any other successor agency, whose approval is necessary to market the Devices or Products in the United States of America.

          "Field" shall mean the practice of delivering therapeutic entities utilizing Auto Injector Technology, other than (A) active ingredients used in the treatment of (i) (***) (ii) (***) (iii) (***) and (iv) (***) and (B) Elan Compounds, provided, in the case of Elan Compounds that Medi-Ject has not previously sub- licensed the right to use the Auto-Injector Technology with respect to such compound to an unaffiliated third party on an exclusive basis pursuant to a written agreement and that Medi-Ject has delivered to Elan prior written notice of same.

          "In Market" shall mean the sale of the Products or Devices to a third party such as a wholesaler, distributor, managed care organization, hospital, pharmacy and/or the like.


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

          "Joint Intellectual Property" shall mean the Joint Know-How and/or the Joint Patent Rights.

          "Joint Know-How" shall mean all knowledge, information and expertise developed by Elan and Medi-Ject during the Term relating to the Auto-Injector Technology and in accordance with the Project whether or not covered by any patent, copyright, design, trademark or other industrial or intellectual property rights.

          "Joint Patent Rights" shall mean any patent and patent applications created, developed, conceived or otherwise jointly invented or developed by Elan and Medi-Ject, relating to the Auto-Injector Technology. Joint Patent Rights shall also include all extensions, continuations, continuations-in-part, divisionals, patents of additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder.

          "Manufacturing Cost" shall mean the fully allocated cost which is the sum total of all production related costs for a Product (direct labor, direct materials, facility overhead and expenses which can be allocated to the Product, QA/QC and analytical charges, packaging and regulatory compliance costs for the Product, including, but not limited to, stability studies and FDA fees) accounted for in accordance with United States Generally Accepted Accounting Principles, consistently applied.

          "Major Markets" shall mean (***).

          "Marketing Authorization" shall mean the procurement of registrations and permits required by applicable government authorities in a country in the Territory for the marketing, sale, and distribution of Devices and/or a Product in such country.

          "Medi-Ject" shall mean Medi-Ject Corporation and any of its Affiliates.

          "Medi-Ject Intellectual Property" shall mean the Medi-Ject Know-How and/or the Medi-Ject Patent Rights.

          "Medi-Ject Know-How" shall mean all knowledge, information, trade secrets, data and expertise relating to the Auto-Injector Technology, that is possessed by Medi-Ject, or from time to time, developed, invented or otherwise acquired by or on behalf of Medi-Ject during the Term, including without limitation, Medi-Ject Project Know-How, and clinical data and test results, whether or not covered by any patent, copyright, design, trademark, trade secret or other industrial or intellectual property rights.


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

          "Medi-Ject Patent Rights" shall mean all patents and patent applications owned or to be owned by, or licensed or to be licensed by Medi-Ject relating to the Auto-Injector Technology. Medi-Ject Patent Rights shall also include all extensions, continuations, continuations-in-part, divisionals, patents of additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder. Medi-Ject Patent Rights shall further include any patents or patent applications covering any improved Products or improved methods of making or using the Products invented or acquired by Medi-Ject during the Term relating to the Auto-Injector Technology (and shall for the avoidance of doubt include the Medi-Ject Project Patent Rights).

          "Medi-Ject Project Know-How" shall mean all knowledge, information, trade secrets, data and expertise owned or to be developed by or on behalf of Medi-Ject in connection with the Project, or otherwise relating to the Auto-Injector Technology, including clinical data, whether or not covered by any patent, copyright, design, trademark, trade secret or other industrial or intellectual property rights.

          "Medi-Ject Project Patent Rights" shall mean any patents or patent applications covering any improved Products or methods of making or using the Products, invented or acquired by or on behalf of Medi-Ject in connection with the Project.

          "Medipad(TM) Technology" shall mean (***).


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

          "NSP" shall mean net selling price determined by deducting from the gross amount billed by Medi-Ject for Devices or Products (including, without limitation, any and all sums billed for the compound and/or drug product delivered with, by and/or via the Devices or Products; sums billed for the supply of Devices and Products; and royalties receivable for the sale of Devices or Products) sold In Market, the following:

               (***)

          If Medi-Ject shall sell any of the Devices or the Products together with other products to third parties in a particular country and the price attributable to the Devices or Products is less than the average price of "arms length" sales of the Devices or Products alone in the particular country for the reporting period in which such sales occur (such sales to be excluded from the calculation of the average price of "arms length" sales), NSP for any such sales shall be the average price of "arms length" sales by Medi-Ject of the Devices or Products alone (as the case may be) in the country during the reporting period in which such sales occur.

          "Party" shall mean Medi-Ject or Elan as the case may be. "Parties" shall mean Medi-Ject and Elan.

          "Plan" shall mean the program of development agreed to by the Parties and attached hereto as Appendix B, with respect to the research and development of the Devices or Products.

          "Products" shall mean all Devices or any parts or components thereof, together with any and all compounds, active ingredients, and/or drug products delivered with, by and/or via the Devices, that are used, developed, manufactured, offered for sale and/or sold by or on behalf of Medi-Ject and/or its permitted sub-licensees, and the manufacture, use, importation or sale of which is covered by or embodies the Elan Intellectual Property, the Medi-Ject Intellectual Property and/or the Joint Intellectual Property.


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

          "Project" shall mean all activity as undertaken by Medi-Ject in order to develop Products in accordance with the Plan.

          "Retained Elan Intellectual Property" shall mean the Elan Patent Rights listed on Appendix A-2 and the Elan Know-How related thereto.

          "Technological Competitor" shall mean any entity that substantially engages or proposes to substantially engage directly or indirectly in the development or commercialization of drug delivery systems or products in the pharmaceutical industry.

          "Term" shall have the meaning set forth in Article 8.5 below.

          "Territory" shall mean all of the countries of the world.

          "Trademark" shall mean the trademark(s) as may be selected by Medi-Ject or its permitted sub-licensees which has been or may be registered by Medi-Ject or its permitted sub-licensees in one or more countries in the Territory.

          "$" shall mean United States Dollars.

     1.2. Interpretation. In this Agreement, the following shall apply:

          1.2.1. the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and references to natural persons include corporate bodies, partnerships and vice versa;


          1.2.2. any reference to an Article or Appendix shall, unless otherwise specifically provided, be to a Article or Appendix of this Agreement; and

          1.2.3. the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

2.   ARTICLE II : THE LICENSE

     2.1. License Grant.

          2.1.1 Subject to the terms and conditions of this Agreement and to the terms and conditions of any contractual arrangements existing on the Effective Date, Elan hereby grants to Medi-Ject for the Term, and Medi-Ject hereby accepts,

          (i) an exclusive license of the Elan Intellectual Property and the Joint Intellectual Property in connection with the applications or deliveries of compounds listed on Appendix D, except with respect to any Retained

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               Elan Intellectual Property, as to which Medi-Ject is being granted a non-exclusive license,

          (ii) a non-exclusive license of the Elan Intellectual Property and the Joint Intellectual Property in connection with the applications or deliveries of compounds listed on Appendix E, and

         (iii) subject to existing contractual rights of third parties, an exclusive license of the Elan Intellectual Property and the Joint Intellectual Property for use with any other compounds not listed on Appendices D or E and which are not Elan Compounds, in each case for use only as Auto-Injector Technology and in the Field for the Territory to develop, make, have made, manufacture, have manufactured, package, use, import, export, promote, distribute, market, offer for sale, and sell the Devices and Products in the Field for the Territory. From time to time, Medi-Ject may notify Elan of the intended use of the Elan Intellectual Property upon the terms and conditions contained herein, in connection with compounds not listed on Appendix D and E hereof, and Elan shall as promptly as possible thereafter, notify Medi-Ject whether any of such intended uses are subject to the contractual rights of third parties previously granted by Elan.

         2.1.2 For further avoidance of doubt, nothing in this license shall be deemed to

          (i)  constitute a license to the Elan Compounds; or

          (ii) include the use of Elan Intellectual Property for uses other than as Auto-Injector Technology and in the Field for the Territory.

         2.1.3 For further avoidance of doubt, notwithstanding the license granted to Medi-Ject, Elan shall retain

               (A) the right to utilise or license the Elan Intellectual Property to the extent provided in Section 2.3 hereof, and

               (B) subject to Elan's grant of non-exclusive rights to Medi-Ject, all rights, including the rights to utilise or license, with respect to the Retained Elan Intellectual Property and, with respect to the compounds listed on Appendix E, to use of the Auto-Injector Technology in connection with such compounds.

     2.2. Medi-Ject may assign or sublicense the licenses and rights granted to it herein without the prior written approval of Elan; provided that:

          (i) each and any sublicense shall be limited to the utilization of Devices in connection with a single Product and including therein derivatives of the active ingredient of such Product which the sub-licensee shall sell In-Market;

          (ii) any such sub-license will prohibit the sub-licensee thereunder from assigning its rights thereunder or granting any sub-license of the rights granted thereunder other than to an Affiliate of such sub-licensee;

         (iii) the rights granted under any such sublicense shall not include the right to manufacture Devices; provided, however, such sublicense may provide for the designation by Medi-Ject or its sub-licensee of a reputable manufacturer to manufacture Devices in the event Medi-Ject fails to meet its manufacturing obligations thereunder; provided further that such manufacturer agrees to enter into an agreement with Elan with respect to the manufacture of Devices with respect to such Product on terms substantially the same, to the extent applicable, as those contained herein; and

          (iv) any such sublicense shall be subject to all the provisions of this Agreement hereof.

Medi-Ject shall indemnify and hold Elan harmless for the acts and omissions of any of its sub-licensees.

     2.3. Notwithstanding the foregoing, Elan shall be entitled to use the Elan Intellectual Property and all technical and clinical data or improvements thereto in connection with or with respect to (i) Elan's commercial arrangements for Devices or Products in any country that ceases to be a part of the Territory, or in any country in the Territory in the event of the expiration or sooner termination of this Agreement, (ii) Elan's commercial arrangements for Devices or Products outside of the Field, (iii) any Excluded Technology, and
(iv) the right to utilize the Auto-Injector Technology on an exclusive basis for the delivery of Elan Compounds within the Field, provided Medi-Ject has not previously licensed the right to use the Elan Intellectual Property with respect to such compound to an unaffiliated third party on an exclusive basis pursuant to a written agreement and that Medi-Ject has delivered to Elan prior written notice of same, it being understood that Medi-Ject may not license or utilize the Auto-Injector Technology in connection with any Elan Compound after Medi-Ject has received notification from Elan of its rights in any Elan Compound. Such commercial arrangements referred to in the immediately preceding sentence shall include the right to research, develop, manufacture, offer for sale, sell, license or otherwise market the Devices and/or Products.

     2.4. (***)


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

     2.5. Notwithstanding anything contained in this Agreement to the contrary, in the event Elan itself does not wish to manufacture Devices incorporating Auto- Injector Technology for use outside the Field or with respect to Elan Compounds as provided herein, Medi-Ject shall have the right of first refusal to manufacture such devices. Such right of first refusal shall be exercised as follows:

          2.5.1. If Elan intends to enter into an agreement with a third party for the manufacture of Devices that is subject to Medi-Ject's right of first refusal, then Elan immediately shall notify Medi-Ject in writing of the proposed terms of such agreement. Medi-Ject shall indicate its desire to exercise its right of first refusal pursuant to this Article 2.5 by delivering written notice to Elan within thirty (30) days of Medi-Ject's receipt of the written notification from Elan to Medi-Ject. If Medi-Ject does not notify Elan within such thirty (30) day period of its intention to exercise its right of first refusal under this Article 2.5, Elan shall be free to enter into an agreement to manufacture Devices with the third party specified in the notification upon terms which are substantially the same as those specified in the notification provided under this Article 2.5 by Elan to Medi-Ject. If Medi-Ject elects to exercise its right of first refusal, the Parties shall negotiate in good faith the terms of an applicable agreement based upon the terms contained in the notice delivered.

          2.5.2. If, despite such good faith negotiations, Elan and Medi-Ject do not reach agreement on the terms of such an agreement within sixty (60) days from the notification in writing by Elan to Medi-Ject, then Elan shall be free to offer a third party terms to manufacture Devices in the Territory, which terms when taken as a whole, are no more favorable to Elan than the principal terms of the last written proposal offered to Medi-Ject by Elan, or by Medi-Ject to Elan, as the case may be.

     2.6. During the term of this Agreement or so long as the license granted hereunder remains in effect for any country, in the event Elan desires to market Devices incorporating Auto-Injector Technology for use outside the Field or with respect to a Product in a country for which the license hereunder has been terminated pursuant to Section 2.10(ii) or (iii) or with respect to Elan Compounds as provided herein, but does not wish to manufacture the Devices, Elan shall have the right to require Medi-Ject to manufacture the Devices, to the extent Medi-Ject has available manufacturing capacity, for it at a price equal to the lower of (***).

     2.7. Medi-Ject, or its permitted sub-licensees, shall market the Devices or Products in the Territory under a Trademark, which Trademark will be owned by Medi-Ject or such sub-licensees subject to the terms and conditions of this Agreement.


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

     2.8. Subject to the provisions of Article 2.15 hereof, Medi-Ject hereby grants to Elan during the Term a non-exclusive royalty free license in the Medi-Ject Intellectual Property, to develop, make, have made, manufacture, have manufactured, package, use, import, export, promote, distribute, market, offer for sale, and sell Devices and Products (i) in the Field for any particular Product or Device in any country, the rights to which have reverted to Elan pursuant to Article 2.10-2.12 and 2.14 hereof, (ii) for the delivery of active ingredients used in the treatment of (1) (***), (2) (***), (3) (***), and (4) (***) and (iii) for the delivery of Elan Compounds in the Field in the Territory, on the following terms and conditions:

          (A) Elan shall as soon as it becomes aware of any infringement give to Medi-Ject in writing full particulars of any use or proposed use by any other person, firm or company of a trade name or trademark or promotional or advertising activity which may constitute infringement.

          (B) If Elan becomes aware that any other person, firm or company alleges that such Medi-Ject Intellectual Property infringes any rights of another party, Elan shall immediately give to Medi-Ject full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof.

          (C) Medi-Ject shall have the right to conduct all proceedings relating to such Medi-Ject Intellectual Property and shall in its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of such Medi-Ject Intellectual Property or any other claim or counter-claim brought or threatened in respect of the use of such Medi-Ject Intellectual Property. Any such proceedings shall be conducted at Medi-Ject's expense and for its own benefit.

     For the avoidance of doubt, nothing herein shall be deemed to be a license to Elan of Medi-Ject Intellectual Property for use other than in connection with the Auto-Injector Technology.

     2.9. When packaged, and to the extent permitted by law, at Elan's election, Product labels shall include an acknowledgement that the Product is made under license from Elan. Such acknowledgement shall take into consideration regulatory requirements and Medi-Ject's reasonable commercial requirements. Medi-Ject shall, wherever possible, at Elan's request, in conformance with industry standards, give due acknowledgement and recognition to Elan in all printed promotional and other material regarding the Product such as stating that the Product is under license from Elan and that the applicable Elan Intellectual Property has been applied to the Products. Medi-Ject shall consult with and obtain the written approval, which shall not be unreasonably withheld, of Elan as to the format and content of the promotional and other material insofar as it relates to a description of, or other reference to, the application of the Elan Intellectual Property. The further consent of Elan shall not be required where the format and content of such materials is substantively similar as the materials previously furnished to and approved in writing by Elan.


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

     2.10. Medi-Ject will use reasonable best efforts to commercialize the Devices and shall (***). In the event Medi-Ject shall fail to obtain such sub-licenses Elan shall have the right, upon ten (10) days prior written notice to Medi-Ject, to terminate the term of the license hereunder, except to the extent it relates to any sublicenses previously granted by Medi-Ject with respect to particular Products which comply with the terms hereof. At all times after Medi-Ject has satisfied the requirements set forth above, Medi-Ject shall continue to use commercially reasonable efforts to secure additional sub-licenses for the sale and marketing of Products in the Territory.

     2.11. Medi-Ject will, as promptly as possible but in no event later that (***) from the date hereof, complete development of and produce a working prototype of the Devices and make a bona fide application for a Marketing Authorization for the Devices with the FDA and thereafter obtain and maintain such Marketing Authorization for the Devices. Medi-Ject and its sub-licensees shall also file, obtain and maintain Marketing Authorizations in such other countries within the Territory as shall be reasonably necessary to commercialize and market the Devices and Products. In the event that Medi-Ject or its sub-licensees shall obtain Marketing Authorization for a Product in a Major Market, Medi-Ject or its sub-licensee, as the case may be, shall also, within (***) of obtaining such Marketing Authorization, make bona fide applications for Marketing Authorizations in the other Major Markets for such Product. If

          (i) Medi-Ject shall fail to complete development of the Devices or develop a working prototype or make a bona fide application for a Marketing Authorization with the FDA in the time period specified above, Elan shall have the right, upon thirty (30) days written notice from Elan to Medi-Ject, to terminate the grant of the license hereunder, or

          (ii) Medi-Ject or its sub-licensees fail to apply for Marketing Authorization for a Product in the Major Markets, as provided herein, Elan shall have the right, upon thirty (30) days written notice from Elan to Medi-Ject, to terminate the grant of the license hereunder with respect to such Product in such country or countries, or

         (iii) Medi-Ject or its sub-licensees fail to effect a national commercial launch of a Product in a country in the Major Markets within the period specified in Article 2.12 below, Elan shall have the right, upon thirty (30) days written notice from Elan to Medi-Ject, to terminate the grant of the license hereunder with respect to such Product in such country or countries, then, in any such event, Medi-Ject, at the option of Elan, make available and transfer to Elan all of Medi-Ject's and, to the extent available to Medi-Ject, Medi-Ject's sub-licensee's data, information, applications, approvals, filings and the like to permit Elan to commercialize such Product in the applicable country or countries in the Major Markets or, with respect to a complete termination of the license pursuant to clause (i) above, all Products and Devices in the Territory. In such event, except as otherwise provided in Article 2.15, below, Elan shall be


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

entitled to an irrevocable, exclusive, perpetual, royalty free, license from Medi-Ject to the Medi-Ject Intellectual Property and the Trademark to commercialize such Product in the applicable country in the Field (or, with respect to a complete termination of the license pursuant to clause (i) above, all Products and Devices in the Field and in the Territory) on the terms set out in this Article 2.11. Elan may sublicense the rights granted to it under this
Article 2.11 to one or more sub-licensees without the prior consent of Medi-Ject. Insofar as Medi-Ject has licensed or acquired third party technology, Medi-Ject shall use all commercially reasonable efforts to exclude or where applicable to minimize the extent of any limitations or restrictions on its use for such purposes. In the event that Elan acquires such a license, the Parties shall enter into a further written license and other applicable agreement which shall include customary and reasonable terms in accordance with this Article 2.11, and at Elan's option, Medi-Ject shall use commercially reasonable efforts to assign to Elan its rights under any third party supply or other agreement relating to such Product or Products.

     2.12. Medi-Ject will use its commercially reasonable efforts to obtain Marketing Authorizations to commercialize the Devices and Products in the other countries of the Territory (i.e., other than the Major Markets) that it selects, having regard to the effort and expenditure required to obtain Marketing Authorizations for the Devices and Products and the commercial opportunities for the Devices and Products in such other countries of the Territory. Medi-Ject shall effect a national commercial launch of a Product within one hundred eighty
(180) days of securing a Marketing Authorization for such Product in a country in a Major Market. If Medi-Ject does not make a national commercial launch of such Product in such country in a Major Market within such period, the licenses granted to Medi-Ject hereunder shall, at Elan's option exercised upon thirty
(30) days written notice from Elan, terminate in such country or countries with respect to such Product and Elan shall be entitled to commercialize such Product in the Field in such countries and to receive a license in the Field to the Medi-Ject Intellectual Property and Trademark in the applicable countries on the terms set forth in Article 2.11.

     2.13. In general, Medi-Ject shall employ commercially reasonable efforts to research, develop, register, market, promote and sell and maintain sales of the Products in the Territory and Medi-Ject shall employ a level of advertising, sales, marketing, and promotion efforts in each country in the Territory where Marketing Authorization for Product has been obtained which is: (i) commensurate with that used by other pharmaceutical manufacturers for products of similar market potential in that country in the Territory, and (ii) sufficient with respect to the potential for that country to fully exploit the market potential for the Product.

     2.14. If Medi-Ject indicates to Elan in writing that it does not intend to obtain Marketing Authorization and commercialize the Products in a particular country or countries of the Territory, or fails to commence commercialization in any country within one hundred and eighty (180) days after receiving the required Marketing Authorization therefor, Elan shall, in addition to the rights granted under Article 2.11 hereof, be entitled to license from Medi-Ject the Medi-Ject Intellectual Property and Trademark to commercialize the Products in the Field and to receive licenses in the Field in such countries on the terms set forth in Article 2.11. For purposes of this Section 2.14, the European Union shall be deemed to be one country.

     2.15 Notwithstanding anything contained herein to the contrary, in the event Elan shall terminate the term of the license granted by it to Medi-Ject hereunder due to the circumstances set forth in Article 2.10 or clause (i) of Article 2.11, Elan shall pay to Medi-Ject a royalty equal to (***) percent ((***)%) of the NSP for all sales in the Field, whether In Market or to third parties by Elan of Devices or Products which utilize Medi-Ject Intellectual Property. For purposes of this
Article 2.15, references to Medi-Ject contained in the definition of NSP shall be deemed to refer to Elan.

3.   ARTICLE III: DEVELOPMENT OF THE PRODUCT

     3.1. Medi-Ject shall be responsible for the development, registration, manufacture and marketing of the Devices and Products, and the costs associated therewith, in accordance with the Plan. Medi-Ject shall use its commercially reasonable efforts to conduct the Project in accordance with the Plan. Elan's sole obligations with respect to development under this Section 3.1 shall be to
(i) assist only in the process of transfer of the Technology and the related Elan Intellectual Property to Medi-Ject; and (ii) during the first year of the Term, provided he is employed by Elan, to make (***) available for consultation for a minimum of forty (40) hours at mutually agreeable times during normal business hours and, to the extent the same will not interfere with his duties at Elan or any other Elan Project, for an additional forty (40) hours on the same terms and conditions.

     3.2. Each Party shall co-operate with the other in good faith particularly with respect to unknown problems or contingencies and shall perform its obligations in good faith and in a commercially reasonable, diligent and workmanlike manner. Medi-Ject will update Elan on the progress of the Project on a periodic basis, but in no event less than every six (6) months.

     3.3. Medi-Ject shall mark or have marked the patent number(s) on all Products or otherwise reasonably communicate to the trade concerning the existence of any Elan Patent Rights, Medi-Ject Patent Rights or Joint Patent Rights for the countries within the Territory in such a manner as to ensure compliance with all applicable laws, including, without limitation, 35 United States Code Section 287, as the same may be amended from time to time.

4.   ARTICLE IV: FINANCIAL PROVISIONS

     4.1. In consideration of the rights and licenses granted to Medi-Ject to the Elan Patent Rights by virtue of this Agreement, Medi-Ject shall pay to Elan or Elan's designee the following:

          4.1.1. (***) United States Dollars simultaneously with execution and delivery of this Agreement by both Parties;

          4.1.2. Additional payments not to exceed (***) United States Dollars equal to (***) percent ((***)%) of all licensing, milestone, development and similar fees payable to Medi-Ject from sub-licensees or users of the Devices or the Products in excess of (***) United States Dollars;

          4.1.3. After payments totaling (***) United States Dollars have been made pursuant to Article 4.1.2, a royalty equal to (***) percent ((***)%) of all licensing, milestone,


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

     development and similar fees payable to Medi-Ject from sub-licensees or users of the Devices and/or Products;

          4.1.4. An additional royalty equal to (***) percent ((***)%) of the NSP for all sales, whether In Market or to third parties by Medi-Ject of Devices or Products, exclusive of sales to Elan; and

          4.1.5. If the Manufacturing Cost of a Device or Product is less than (***), then Medi-Ject will pay an additional royalty to Elan for each Device or Product equal to (***), exclusive of Devices or Products produced by Medi-Ject for Elan. For purposes of this Article 4.1.5, a Device or Product shall be deemed not to include the vial containing the medicament, the medicament itself and the needle, each of which shall be excluded from the calculation of the Manufacturing Cost of a Device or Product.

          4.1.6. If Medi-Ject claims in good faith that one or more of its devices, products, parts or components thereof, compounds and/or drug products does not utilize, incorporate, apply or is not based on the Elan Intellectual Property, the Medi-Ject Intellectual Property and/or Joint Intellectual Property, then Medi-Ject shall establish such claim to the reasonable satisfaction of Elan.

4.2. Royalties, Payments, Reports and Records

          4.2.1. Within ninety (90) days of the end of each quarter, Medi-Ject shall notify Elan of any licensing, milestone, development and similar fees due and payable to Medi-Ject and the NSP of Devices and Products sold or income receivable with respect to the Auto-Injector Technology, the Elan Intellectual Property, the Joint Intellectual Property and the Medi-Ject Intellectual Property in that preceding quarter. Payments and/or amounts payable to Medi-Ject shown by each calendar quarter report to have accrued shall be due and payable to Elan on the date such report is due and shall be paid to the designated bank account of Elan or its designee as instructed by Elan. All payments due under this Agreement shall be made in United States Dollars and shall be non- refundable to Medi-Ject.

          4.2.2. Medi-Ject shall keep and shall cause its Affiliates and sub-licensees to keep true and accurate records of the licensing, milestone and other similar income received by Medi-Ject with respect to the Auto-Injector Technology, the Elan Intellectual Property and the Joint Intellectual Property, gross sales of Devices and Products, the items deducted from the gross amount in calculating the NSP, the NSP of Devices and Products, manufacturing costs and the royalties and licensing fees payable to Elan under this Article 4. Medi-Ject shall deliver to Elan a written statement thereof within forty-five (45) days following the end of each calendar quarter (or any part thereof in the first or last calendar quarter of this Agreement) for such calendar quarter. The said written statements shall set forth for



*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

     Devices or Products on country-by-country basis, the calculation of the NSP from gross revenues during that calendar quarter, the applicable percentage rate, a computation of the sums due to Elan, and such details of the transactions that are relevant to the calculations of NSP. The Parties' financial officers shall agree upon the precise format of such statement.

          4.2.3. Payments due as provided above in a currency other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the exchange rate in effect for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the sale of currency of the country of origin of such payment for the day prior to the date on which the payment by Medi-Ject is being made.

          4.2.4. Any income or other taxes which Medi-Ject is required by law to pay or withhold on behalf of Elan with respect to royalties and any other monies payable to Elan under this Agreement shall be deducted from the amount of such payments, royalties and other monies due. Medi-Ject shall furnish Elan with proof of such payments. Any such tax required to be paid or withheld shall be an expense of and borne solely by Elan. Medi-Ject shall promptly provide Elan with a certificate or other documentary evidence to enable Elan to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by Medi-Ject. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable Medi-Ject to make such payments to Elan without any deduction or withholding.

          4.2.5. For the twenty four (24) month period following the close of each calendar year during the Term, but no more frequently than once per year, Medi-Ject and its sub-licensees will provide Elan's independent certified accountants with access, during regular business hours and upon reasonable prior request and subject to the confidentiality provisions as contained in this Agreement, to the books and records relating to the Devices and Products, solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder for such calendar year then ended, including the sums payable by Medi-Ject to Elan pursuant to
     Article 4.

          4.2.6. Any adjustment required by such inspection shall be made within thirty (30) days of the agreement of the Parties or, if not agreed, upon the determination of an arbitrator agreed to by the Parties to whom any dispute under this Article shall be submitted to arbitration. In the event the parties cannot agree upon an arbitrator, the arbitrator shall be selected by the American Arbitration Association who shall resolve the dispute pursuant to the rules of the American Arbitration Association pursuant to an arbitration to be held in the City of New York. The decision of the arbitrator shall be final and binding on all Parties. In the event there is no adjustment payable to Elan, the cost of inspection and, if applicable, the arbitration, shall be borne by Elan. If there is an adjustment payable to Elan, but such adjustment is not greater than five per cent (5%) of the amount paid for the relevant period, then the cost to Elan for the inspection, and if applicable the arbitration, shall be shared equally by the Parties. If the adjustment payable to Elan is greater than five per cent (5%) of the amount paid for the relevant period, then the cost to Elan for the inspection, and if applicable, the arbitration, shall be paid by Medi-Ject. In addition, Medi-Ject shall pay interest to Elan at the rate publicly announced by Morgan Guaranty Trust Company of New York at its principal office as its prime rate plus one per cent (1%) (applicable as of the date on which payment should have been made pursuant to Article
     4), from the date on which the payment should have been made pursuant to
     Article 4.2.1 until the date of payment.

          4.2.7. Medi-Ject shall pay interest to Elan at the rate publicly announced by Morgan Guaranty Trust Company of New York at its principal office as its prime rate plus one per cent (applicable as of the date on which payment should have been made pursuant to the applicable provisions of this Agreement) from the date on which payment should have been made pursuant to the applicable provision of this Agreement until the date of payment.

5.   ARTICLE V: REGISTRATION OF THE PRODUCT

     5.1. Medi-Ject shall at its sole cost file, and shall use commercially reasonable efforts to prosecute to approval, the Marketing Authorizations for the Devices and Products in the Territory in accordance with the Plan.

     5.2. Medi-Ject shall maintain at its own cost the Marketing Authorizations during the period that Medi-Ject is marketing the Devices. Medi-Ject shall continue to maintain the Marketing Authorizations in the applicable countries at Elan's request and expense, if Elan acquires the right to a license pursuant to
Article 2.11 for such term thereafter during which Elan and/or its designees is marketing the Products, and Medi-Ject hereby agrees to provide to Elan, or transfer and assign to Elan, the Marketing Authorizations and any applications for regulatory approval within thirty (30) days of the submission thereof to the applicable authority to the extent necessary for Elan to market such Products. To the extent necessary for Elan to exercise its rights hereunder, Medi-Ject shall furnish to Elan all regulatory filings and other material correspondence with the FDA and other regulatory authorities within thirty (30) days of submission, and shall take any and all action necessary to enable Elan to receive the benefits from any such registration, including, without limitation, transferring or assigning, to the extent held by and assignable or transferable by Medi-Ject, a registration or Marketing Authorization to Elan.

     5.3. During the registration procedure for Marketing Authorizations, Medi-Ject shall keep Elan promptly and fully advised of Medi-Ject's registration activities, progress and procedures. Medi-Ject shall notify Elan immediately of any inspection by the FDA or any other regulatory authority of the manufacturing or other facilities used in the clinical research, manufacturing, packaging, storage or handling of the Devices or Products. Copies of all correspondence with the regulatory authority will be provided to Elan.


     5.4. Medi-Ject shall indemnify and hold harmless Elan, its agents and employees from and against all claims, damages, losses, liabilities and expenses to which Elan, its agents, and employees may become subject related to or arising out of Medi-Ject's bad faith, negligence or intentional misconduct in connection with the filing or maintenance of the Marketing Authorizations.

6.   ARTICLE VI: WARRANTY AND INDEMNITY.

     6.1. Elan represents and warrants to Medi-Ject as follows:

          6.1.1. Elan is duly and validly existing in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification (except where such failure to so qualify shall not have a material adverse affect on the business and assets of Elan), and is in compliance with all applicable laws, rules, regulations or orders relating to its business and assets;

          6.1.2. Elan has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by Elan and constitutes the legal and valid obligations of Elan and is enforceable against Elan in accordance with its terms and the execution, delivery and performance of this Agreement and the transactions contemplated hereby and will not violate or result in a default under or creation of lien or encumbrance under Elan's memorandum and articles of association or any material agreement or instrument binding upon or affecting Elan or its properties or assets or any applicable laws, rules, regulations or orders affecting Elan or its properties or assets;

          6.1.3. Elan is not in material default of its memorandum and articles of association, any applicable material laws or regulations or any material contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in any such violation;

          6.1.4. As of the Effective Date, Elan is the sole and exclusive owner or licensee of, or controls all right, title and interest to the Elan Patent Rights; and to Elan's knowledge and belief without independent investigation, Elan is the sole owner or licensee of the Elan Know-How. Elan has the right to grant the licenses granted herein. Subject to existing contractual rights granted to third parties, the Elan Patent Rights, and to Elan's knowledge and belief, without independent investigation, the Elan Know-How, are free and clear of any lien, encumbrances, security interest or restriction granted by Elan; provided, however, that, notwithstanding anything to the contrary contained herein, Elan warrants and represents that (***). Elan will not grant during the Term, any right, license or interest in and to the Elan Intellectual Property, or any portion thereof, inconsistent with the license granted herein; and to the best of Elan's knowledge there are no pending or threatened adverse actions, suits, investigations, claims or proceedings brought by one or more third parties related to the Elan Intellectual Property as of the Effective Date;

          6.1.5. Elan represents and warrants that the execution of this Agreement will not breach or in any way be inconsistent with the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between Elan and any third party; and

          6.1.6. EXCEPT AS SET FORTH IN THIS ARTICLE 6.1, ELAN IS GRANTING THE LICENSES HEREUNDER ON AN "AS IS" BASIS, WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

6.2. Medi-Ject represents and warrants to Elan the following:

          6.2.1. Medi-Ject is duly and validly existing in good standing in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification (except where such failure to so qualify shall not have a material adverse affect on the business and assets of Medi-Ject), and Medi-Ject is in compliance with all applicable laws, rules, regulations or orders relating to its business and assets;

          6.2.2. Medi-Ject has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered and constitutes the legal and valid obligations of Medi-Ject and is enforceable against Medi-Ject in accordance with its terms; and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate or result in a default under or creation of lien or encumbrance under Medi-Ject's certificate of incorporation, by-laws or other organic documents, any material agreement or instrument binding


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

     upon or affecting Medi-Ject, or its properties or assets or any applicable laws, rules, regulations or orders affecting Medi-Ject or its properties or assets;

          6.2.3. Medi-Ject is not in default of its charter or by-laws, any applicable laws or regulations or any material contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in any such violation;


          6.2.4. Medi-Ject has not granted any option, license, right or interest to any third party which would conflict with the terms of this Agreement;

          6.2.5. As of the Effective Date, Medi-Ject is the sole and exclusive owner or licensee of, or controls all right, title and interest to the Medi-Ject Patent Rights; and to Medi-Ject's knowledge and belief without independent investigation, Medi-Ject is the sole owner or licensee of the Medi-Ject Know-How;

          6.2.6. The Devices and Products shall be developed, manufactured, transported, stored, handled, packaged, marketed, promoted, distributed, offered for sale and sold in accordance with all regulations and requirements of the FDA and foreign regulatory authorities including, without limitation, cGCP, cGLP, cGMP regulations. The Products shall not be adulterated or misbranded as defined by the Federal Food, Drug and Cosmetic Act (or applicable foreign law) and shall not be a product which would violate any section of such Act if introduced in interstate commerce; and

          6.2.7. Medi-Ject is, or at time of registration for any Marketing Authorization, will be, fully cognizant of all applicable statutes, ordinances and regulations of the United States of America and countries in the Territory with respect to the manufacture of the Devices and the Products in any jurisdiction in which a Marketing Authorization is being sought, including, but not limited to, the U.S. Federal Food, Drug and Cosmetic Act and regulations thereunder and similar statutes in countries outside of the United States, and cGMPs. Medi-Ject shall manufacture or procure the manufacture of the Products in conformity with the Marketing Authorizations and in a manner that fully complies with all United States of America and foreign statutes, ordinances, regulations and practices.

     6.3. Subject to the provisions of Sections 6.6, 6.7 and 7.4.3 hereof, Elan shall indemnify, defend and hold harmless Medi-Ject, and its officers, directors, employees and agents from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) due to third party claims to which Medi-Ject is or may become subject insofar as they arise out of or are alleged or claimed to arise out of (i) any breach by Elan of any of its obligations under this Agreement, and (ii) any breach of a representation or warranty of Elan made in this Agreement.

     6.4. Subject to the provisions of Sections 6.6, Medi-Ject shall indemnify, defend and hold harmless Elan and its officers, directors, employees and agents from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) due to third party claims to which Elan is or may become subject insofar as they arise out of or are alleged or claimed to arise out of (i) any breach by Medi-Ject of any of its obligations under the Agreement, (ii) any breach of any representation or warranty of Medi-Ject made in this Agreement, (iii) any activities conducted by Medi-Ject in connection with the Project, except to the extent due to the negligence or willful misconduct of Elan, and (iv) claims by sub-licensees of Medi-Ject, wholesales, retailers, distributors or end-users of the Products, to which Elan is or may become subject insofar as they arise out of or are alleged or claimed to arise out of the development, manufacture, transport, packaging, storage, handling, distribution, promotion, marketing, offer for sale or sale, or use of the Devices or Products, including any product liability claim or any claim relating to any recall of Devices or a Product.

     6.5. As a condition of obtaining an indemnity in the circumstances set out above or elsewhere in the Agreement, the Party seeking an indemnity shall:

          6.5.1. fully and promptly notify the other Party of any claim or proceeding, or threatened claim or proceeding;

          6.5.2. permit the indemnifying Party to take full care and control of such claim or proceeding;

          6.5.3. reasonably assist in the investigation and defense of such claim or proceeding; and

          6.5.4. not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld; and take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

     6.6. Notwithstanding anything to the contrary contained in this Agreement, neither Elan nor Medi-Ject shall be liable to the other for any punitive, consequential or incidental loss or damage (whether for loss of profit or otherwise) by reason of any representation or warranty, condition or other term or any duty of common law, or under the express or implied terms of this Agreement, and whether occasioned by the negligence of the respective Parties, their employees or agents or otherwise.

     6.7. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Elan be liable to Medi-Ject for any actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) which exceed, in the aggregate, amounts paid to Elan by Medi-Ject pursuant to this Agreement.

7.   ARTICLE VII: PATENTS

     7.1. Title: Subject to the terms and conditions of this Agreement, title to the various inventions and intellectual property are set forth below as follows:

          (i) title to the Elan Patent Rights shall be owned by Elan;

          (ii) title to all inventions and other intellectual property made solely by Medi-Ject in connection with the Project shall be owned by Medi-Ject; and

          (iii) title to all inventions and other intellectual property made jointly by Elan and Medi-Ject in connection with the Project shall be owned by jointly by Elan and Medi-Ject.

7.2. Preparation, Filing, Prosecution and Maintenance of Patents

          7.2.1. Each Party shall timely inform the other in writing of any improvement or development made by such Party relating, respectively, to the Elan Intellectual Property, and/or the Medi-Ject Intellectual Property so that any patent protection that may be available for any such improvement or development is not compromised.

          7.2.2. Except as provided below, Medi-Ject shall prepare, file, prosecute and maintain, at its sole cost and expense, all patents applications and issued patents relating to the inventions, improvements and other intellectual property set forth in paragraphs (ii) and (iii) in
     Article 7.1. With respect to such preparation, filing, prosecution and maintenance activities, Medi-Ject shall timely apprise Elan of the status of any such activity. In the event Medi-Ject shall decide not to seek patent protection for any such intellectual property, Elan shall have the option to take control of such preparation, filing, prosecution and maintenance. In the event that Elan shall determine, in good faith, that any patents applications and issued patents relating to the inventions, improvements and other intellectual property set forth in paragraphs (ii) and (iii) in Article 7.1 predominantly relates to an area other than the Field, Elan shall have the option to take control of such, preparation, filing, prosecution and maintenance of patent protection directed to such intellectual property in its own name. In the event that Elan does not exercise such right, Medi-Ject shall have the option to take responsibility for the preparation, prosecution and maintenance of patent protection directed to such intellectual property.

          7.2.3. Medi-Ject shall prepare, file, prosecute and maintain, at the sole cost and expense of Medi-Ject, all patents applications and issued patents relating to the inventions, improvements and other intellectual property set forth in paragraph (i) in Article 7.1 other than Retained Elan Intellectual Property; provided, however, that Elan shall reimburse Medi-Ject for up to one-half of the costs incurred by Medi-Ject incurred in connection therewith, but, together with amounts reimbursed under Article
     7.2.4 below, such reimbursement shall in no event exceed (***) in the aggregate, at the rate of (***) for each product for which Elan utilizes the Elan Intellectual Property. With respect to such preparation, filing,


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

     prosecution and maintenance activities, Medi- Ject shall timely apprise Elan of the status of any such activity. In the event Medi-Ject shall decide not to seek patent protection for any such intellectual property, Elan shall have the option to take control of such prosecution, at Medi-Ject's sole cost and expense.

          7.2.4. Elan shall prepare, file, prosecute and maintain, at the sole cost and expense of Medi-Ject for all reasonable costs and expenses (including attorney's fees) incurred in connection therewith, all patents applications and issued patents relating to the Retained Elan Intellectual Property; provided, however, that Elan shall reimburse Medi-Ject for up to one-half of the costs incurred by Medi-Ject in connection therewith, but, together with amounts reimbursed under Article 7.2.3 above, such reimbursement shall in no event exceed (***) United States Dollars in the aggregate, at the rate of (***) for each product for which Elan utilizes the Retained Elan Intellectual Property. With respect to such preparation, filing, prosecution and maintenance activities, Elan shall timely apprise Elan of the status of any such activity and shall provide documentation to Medi-Ject of all expenses incurred by Elan in connection therewith.

7.3. Enforcement of Intellectual Property Rights; Third Party Infringement.

          7.3.1. Medi-Ject and Elan shall promptly inform the other in writing of any alleged infringement or unauthorized use of which it shall become aware by a third party of Elan Intellectual Property, Medi-Ject Intellectual Property, and/or Joint Intellectual Property and provide such other with any available evidence of such unauthorized activity.

          7.3.2. During the Term, Medi-Ject shall have the first right to pursue at its own expense any enforcement activities of the Elan Intellectual Property, the Medi-Ject Intellectual Property and/or the Joint Intellectual Property within the Field. Elan shall agree to be named as a necessary party in an action brought by and fully financed by Medi-Ject and will reasonably co-operate with such action. Any expenses borne by Elan shall be reimbursed by Medi-Ject. Elan shall have the right to participate in and have input in decisions relating to the prosecution of any such enforcement action and Medi-Ject shall not compromise or settle any claim or proceedings relating thereto without Elan's prior written consent, which shall not be unreasonably withheld or delayed. Any recovery remaining after the deduction by and reimbursement to Medi-Ject and Elan of their respective reasonable expenses (including attorney's fees) incurred in relation to such action shall be treated as (***) for all the purposes of this Agreement. Should Medi-Ject decide not to enforce the Elan Intellectual Property and/or the Medi-Ject Intellectual Property and/or the Joint Intellectual Property within the Field, Elan may do so and for its own benefit, and Medi-Ject will reasonably co-operate with such action and shall bear (***) of all costs, including reasonable attorney's fees incurred by Elan in connection with such action, and, in such event, any recovery remaining after the


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

     deduction by and reimbursement to Medi-Ject and Elan of their respective reasonable expenses (including attorney's fees) incurred in relation to such action shall be divided equally between Elan and Medi-Ject.

7.4. Infringement of Third Party Patents

          7.4.1. In the event that a claim or proceedings are brought against Medi-Ject or Elan by a third party alleging that the manufacture, use, offer for sale, sale or other activity relating to the Products in the Field constitute an unauthorized use of an intellectual property right owned by such a third party in the Territory, Medi-Ject shall promptly advise Elan of such threat or suit.

          7.4.2. Medi-Ject shall indemnify, defend and hold Elan harmless against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings referred to in this Article 7.4; provided that Elan shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent of Medi-Ject, not to be unreasonably withheld or delayed. Elan, at its own cost and expense, shall have the right to participate in and have input in decisions relating to the defense of any such action. At its option, Elan may elect to take over the conduct of such proceedings from Medi-Ject; provided that Medi- Ject's indemnification obligations shall continue; the costs of defending such claim shall be borne by Elan; and Elan shall not compromise or settle any such claim or proceeding without the prior written consent of Medi-Ject, not to be unreasonably withheld or delayed.

          7.4.3. Elan shall have no liability to Medi-Ject whatsoever or howsoever arising for any losses incurred by Medi-Ject as a result of having to cease selling Products or having to defer the launch of selling Products, whether as a result of a court order or otherwise. Subject to the provisions of Articles 6.6 and 6.7 hereunder, in the event Medi-Ject incurs any loss or is obligated to indemnify Elan due to a successful claim by a third party of infringement by the Elan Intellectual Property, Medi-Ject shall be entitled to receive and Elan's liability hereunder shall be limited to an amount equal to (***)%) per cent of the losses incurred by Medi-Ject.

8.   ARTICLE VIII: MISCELLANEOUS CLAUSES

     8.1. Secrecy

          8.1.1. Any information, whether written or oral (provided that oral information shall be reduced to writing within one month by the party giving the oral information and the written form shall be furnished to the other party) pertaining to the Products that has been or will be communicated or delivered by


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

     Elan to Medi-Ject, or by Medi-Ject to Elan, including, without limitation, trade secrets, business methods, and cost, supplier, manufacturing and customer information (collectively, "Confidential Information'), shall be treated by Medi-Ject and Elan, respectively, as confidential information, and shall not be disclosed or revealed to any third party whatsoever or used in any manner except as expressly provided for herein; provided, however, that such confidential information shall not be subject to the restrictions and prohibitions set forth in this Article to the extent that such Confidential Information:

          (A) is available to the public in public literature or otherwise, or after disclosure by one Party to the other becomes public knowledge through no default of the Party receiving such Confidential Information; or

          (B) was known to the Party receiving such Confidential Information prior to the receipt of such Confidential Information by such Party, whether received before or after the Effective Date; or

          (C) is obtained by the Party receiving such Confidential Information from a third party not subject to a requirement of confidentiality with respect to such Confidential Information; or

          (D) is required to be disclosed pursuant to: (1) any order of a court having jurisdiction and power to order such information to be released or made public; or (2) any lawful action of a governmental or regulatory agency.

          8.1.2. Each Party shall take all such precautions with Confidential Information disclosed to it by the other Party as it normally takes with its own confidential information to prevent any improper disclosure of the Confidential Information disclosed to it by the other Party to any third party; provided, however, that such Confidential Information may be disclosed within the limits required to obtain any authorization from the FDA or any other United States of America or foreign governmental or regulatory agency or, with the prior written consent of the other Party, which shall not be unreasonably withheld, or as may otherwise be required in connection with the purposes of this Agreement.

          8.1.3. Notwithstanding the above, each Party hereto may use or disclose Confidential Information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sub-license or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other party's Confidential Information, other than pursuant to a confidentiality agreement, it will given reasonable advance notice to the latter Party of such disclosure and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

          8.1.4. Each Party agrees that it will not use, directly or indirectly, any Confidential Information disclosed by the other Party pursuant to this Agreement, other than as expressly provided herein.

          8.1.5. Medi-Ject and Elan will not publicize the existence of this Agreement in any way without the prior written consent of the other subject to the disclosure requirements of applicable laws and regulations. The Parties agree that promptly following the execution of this Agreement they shall issue an agreed press release that will not disclose the financial terms of this Agreement. In the event that one of the Parties wishes to make an announcement concerning the Agreement, that Party will seek the consent of the other Party. The terms of any such announcement shall be agreed in good faith.

     8.2. Assignments/Subcontracting. This Agreement shall not be assigned by Elan, or Medi-Ject to any third party without the prior written consent of the other Party hereto. Notwithstanding the above and subject to the following sentence, Elan may assign this Agreement, without the consent of Medi-Ject, to an Affiliate or to an entity that acquires all or substantially all of the business or assets of Elan to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. Notwithstanding the foregoing, Medi-Ject and Elan will, subject to any confidentiality obligations to third parties, discuss any assignment prior to its implementation in order to consider how to avoid or reduce any additional tax liability to either Party resulting solely from different tax law provisions applying after such assignment. For the purpose hereof, an additional tax liability to either Party means that such Party would be subject to a higher net tax on payments made hereunder after taking into account any applicable tax treaty and available tax credits, than the said Party was subject to before the proposed assignment.

     8.3. Parties Bound. This Agreement shall be binding upon and inure for the benefit of Parties hereto, their successors and permitted assigns.

     8.4. Severability. If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, (i) such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and (ii) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

     8.5. Duration and Termination.

          8.5.1. Subject to the other provisions of Article 8.5, this Agreement shall remain in full force and effect on a Product by Product and country by country basis, for a period commencing as of the Effective Date and expiring fifteen (15) years from the date of the first commercial sale of such Product in such country in the Territory, or for the last to expire of the Elan Patent Rights, whichever is longer (the "Term").

          8.5.2. In addition to the rights of early or premature termination provided for elsewhere in this Agreement, the Term of this Agreement may be terminated immediately upon written notice of termination given by:

               (A) the non-defaulting party in the event that the other party shall: (1) commit a material breach or default under a Definitive Document, which breach or default shall not be remedied within sixty
          (60) days after the receipt of written notice thereof by the party in breach or default; or (2) have made a material misrepresentation of any representation or warranty contained herein or any Definitive Document; or

               (B) Elan, in the event that (1) a change of "control" of Medi-Ject shall occur (the term "control" shall have the meaning set forth in the definition of "Affiliate"), or (2) a Technological Competitor acquires directly or indirectly voting stock or equivalent securities in Medi-Ject representing (***)%) percent or more of the stock which carries entitlement to vote, (or, in the case of (***)%) per cent); or (3) if such Technological Competitor otherwise controls Medi-Ject's board of directors.

               (C) Elan on the one hand, and Medi-Ject on the other hand, as the case may be, if the other shall at any time be Insolvent, dissolved, liquidated, discontinued, or when any proceeding is filed or commenced by either Party under bankruptcy, insolvency or debtor relief laws. For purposes of this Agreement, "Insolvent" shall mean (1) a Party is unable, or has reason to believe it is unable, to pay its debts as such debts mature, or (2) a Party does not have sufficient capital with which to conduct its business.

               (D) Medi-Ject upon thirty (30) days prior written notice to Elan.

          8.5.3. Upon exercise of those rights of termination as set forth in this Agreement with respect to any country or countries or the entire Agreement as the case may be, this Agreement shall, subject to the other provisions of the Agreement, automatically terminate forthwith in the applicable country or countries or the entire Agreement as the case may be, and be of no further legal force or effect.

          8.5.4. Upon termination of the Term of this Agreement:


*** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

               (A) any sums that were due from Medi-Ject to Elan prior to the exercise of the right to terminate this Agreement shall be paid in full within sixty (60) days of termination of this Agreement;

               (B) all confidentiality provisions set out herein shall remain in full force and effect for a period of five (5) years;

               (C) all indemnities shall survive the termination of this Agreement and shall remain in full force and effect;

               (D) the rights of inspection and audit shall continue in force for the period referred to in the relevant provisions of this Agreement;

               (E) termination of the Term of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement;

               (F) except as is necessary to enable Elan to exercise the licenses granted by Medi-Ject to Elan under this Agreement, upon any termination of this Agreement, Medi-Ject and Elan shall promptly return to the other Party all Confidential Information received from the other Party (except one copy of which may be retained for archival purposes);

               (G) in the event the Term of this Agreement is terminated for any reason, Medi-Ject shall have the right for a period of six (6) months from termination to sell or otherwise dispose of the stock of any Product then on hand, which such sale shall be subject to Article 4 and Article 5 and the other applicable terms of this Agreement;

               (H) the Elan Intellectual Property and all of the rights granted to Medi-Ject hereunder shall immediately revert to Elan and, unless this Agreement is terminated due to the breach by Elan beyond any cure or grace period in accordance with the terms of this Agreement, Medi-Ject shall immediately be deemed to have assigned and transferred, to the extent held by Medi-Ject and assignable and transferable, to Elan the Marketing Authorizations (together with all applications for regulatory approvals), the Trademark, the Medi-Ject Intellectual Property, the Joint Intellectual Property, all rights under supply or other agreements relating to the Products, and all other transactions and documents relating to the foregoing and/or contemplated thereby;

               (I) all sublicenses of the Elan Intellectual Property shall, except to the extent provided in Section 2.10 hereof, terminate, provided, however, that Elan agrees to enter into licenses with all sub-licensees of Medi-Ject on terms no less favorable to the sub-licensees than those contained in the sublicense agreements with Medi-Ject; provided such sublicense agreements have been entered into in accordance with this Agreement; and

               (J) the following Articles shall survive the termination of the Term of or expiration of the Term of this Agreement for any reason: Article 1; Articles 2.2, 2.4 and 2.9; Articles 4.2.5; 4.2.6; and 4.2.7; Article 5.4; Articles 6.3, 6.4,
                    6.5, 6.6 and 6.7; Article 7.4, and Article 8.

     8.6. Force Majeure. Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a Government Authority, non availability of raw materials, but any such delay or failure shall be remedied by such Party as soon as practicable.

     8.7. Relationship of the Parties. Nothing contained in this Agreement is intended or is to be construed to constitute Elan or Medi-Ject as partners or joint venturers or either Party as an employee of the other. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

     8.8. Amendments. No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by a duly authorized representative of both Parties.

     8.9. Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

     8.10. No effect on other agreements. No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided, in any such other agreement.

     8.11. Applicable Law. This Agreement is construed under and ruled by the laws of the state of New York. For the purpose of any dispute arising out of or related to this Agreement, the Parties submit to the personal jurisdiction of the United States District Court for the State of New York. The Parties each further irrevocably consent to the service of any complaint, summons, notice or other process by delivery thereof to it by any manner in which notices may be given pursuant to this Agreement.

     8.12. Notices. Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or faxed to:

                    -  If to Elan, at

                       Elan Corporation, plc.
                       Lincoln House,
                       Lincoln Place,
                       Dublin 2, Ireland.
                       Attention: President, Elan Pharmaceutical Technologies,
                                  a division of Elan Corporation plc
                       Telefax :  353 1 662 4960

                    -  If to Medi-Ject, at

                       Medi-Ject Corporation
                       161 Cheshire Lane
                       Suite 100
                       Minneapolis, Minnesota 55441
                       Attention: Chief Executive Officer
                       Telefax:   (612) 476-1009

                    or to such other address(es) and telefax numbers as may from time to time be notified by either Party to the other hereunder.

     Any notice sent by registered air-mail shall be deemed to have been delivered within seven (7) working days after dispatch and any notice sent by telefax (with confirmed answer back) shall be deemed to have been delivered within twenty four (24) hours of the time of the dispatch. Notice of change of address shall be effective upon receipt.

     8.13. No Implied Rights. No rights or licenses are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

     8.14. Further Assurances. At any time or from time to time on and after Effective Date, each party shall at the request of the other (i) deliver such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the other Party may reasonably deem necessary or desirable in order for it to obtain the full benefits of this Agreement and the transactions contemplated hereby.

     8.15. Entire Agreement. This Agreement including its Appendices, together with the Definitive Documents, sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements and writings in relating thereto, including the Letter Agreement.

     8.16. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate as of the date first set forth above.


     MEDI-JECT CORPORATION


     By:    /s/ Franklin Pass
            ----------------------------
     Name:  ____________________________
     Title: ____________________________



     ELAN CORPORATION, PLC



     By:    /s/ Donal J. Geaney
            ----------------------------
     Name:  ____________________________
     Title: ____________________________